Ohr Pharmaceutical, Inc. 8-K

Ohr Pharmaceutical Announces Initiation of Investigator Sponsored Trial of Squalamine Eye Drops in Diabetic Macular Edema

NEW YORK, New York – May 9, 2014 – Ohr Pharmaceutical, Inc. (NasdaqCM: OHRP), a research and development company with a primary focus in ophthalmology, today announced the initiation of a Phase II investigator sponsored clinical trial, OHR-005, testing Squalamine Eye Drops in patients with diabetic macular edema (DME).

“Diabetic eye disease is a major healthcare problem with over half a million patients in the US suffering from macular edema,” said Dr. Daniel Roth of the Retina Vitreous Center/NJ Retina in New Brunswick, New Jersey, and Principal Investigator of this clinical trial. “The current standards of care include chronic treatments of VEGF inhibitors administered directly into the eye via injection. Squalamine eye drops may potentially represent a less-invasive treatment option for patients suffering from diabetic macular edema.”

“We are excited to be working with such a prestigious group of retina specialists in this important early study,” said Dr. Irach B. Taraporewala, CEO of Ohr. “Drs. Boyer, Roth, and Singerman are leaders in the field of retinal research and their DME study will provide valuable new insights into the broader clinical utility of Ohr’s Squalamine Eye Drop formulation for diabetic retinal disease.”

OHR-005 is a randomized, placebo controlled, investigator sponsored, multicenter Phase II clinical trial evaluating the effect of Squalamine Eye Drops in patients with DME. The primary endpoints will measure change in retinal thickness and change in Best Corrected Visual Acuity (BCVA) over 24 weeks. Secondary objectives include additional BCVA measurements, change in foveal thickness, evaluation of the need for rescue injections of ranibizumab (Lucentis®) and an assessment of the safety and tolerability of Squalamine Eye Drops. The trial is designed to enroll up to 30 subjects at 3 sites in the United States. Patients will be randomized to receive a single injection of ranibizumab at baseline followed by treatment with either Squalamine lactate ophthalmic solution 0.2% or placebo ophthalmic solution, administered QID for 24 weeks.

The investigators in the trial are Dr. Daniel Roth of the Retina Vitreous Center/NJ Retina in New Brunswick, NJ, Dr. Lawrence J. Singerman of Retina Associates of Cleveland, and Dr. David S. Boyer of Retina-Vitreous Associates Medical Group, in Beverly Hills, CA.

About Squalamine Eye Drops

Squalamine is an anti-angiogenic small molecule with a novel intracellular mechanism of action, which counteracts multiple growth factors implicated in the angiogenesis process. Ohr Pharmaceutical has developed a novel eye drop formulation of Squalamine for the treatment of wet-AMD, designed for self-administration, which may provide several potential advantages over the FDA approved current standards of care, which require intravitreal injections directly into the eye. The drug, using an intravenous administration in over 250 patients in Phase I and Phase II trials for the treatment of wet-AMD, showed favorable biological effect and maintained and improved visual acuity outcomes. In May 2012, the Squalamine Eye Drop program was granted Fast Track Designation by the U.S. FDA. A Phase II randomized, double blind, placebo-controlled study (OHR-002) to evaluate the efficacy and safety of Squalamine Eye Drops for the treatment of wet-AMD has completed enrolling patients. Three additional investigator sponsored trials (IST) are evaluating Squalamine eye drops for the treatment of proliferative diabetic retinopathy, retinal vein occlusion and diabetic macular edema, with one additional IST expected to be initiated in diabetic macular edema in the second calendar quarter of 2014.

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical Inc. (OHRP) is a research and development company with a primary focus in ophthalmology. The company’s lead product, Squalamine, is currently being studied in several company sponsored and investigator sponsored Phase 2 clinical trials for various back-of-the-eye diseases, including the wet form of age related macular degeneration, retinal vein occlusion, diabetic macular edema, and proliferative diabetic retinopathy. Ohr is also developing OHR/AVR118 for the treatment of cancer cachexia. Additional information on the Company can be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:
Ohr Pharmaceutical Inc	LifeSci Advisors, LLC
Investor Relations	Andrew McDonald
(877) 215-4813	646-597-6987
ir@ohrpharmaceutical.com	andrew@lifesciadvisors.com